Sonic Foundry Reports Fourth Quarter and Fiscal 2010 Year-End Results

Company posts record annual revenues and billings

MADISON, Wis., Nov. 18, 2010 /PRNewswire-FirstCall/ -- Sonic Foundry, Inc. (Nasdaq: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for the  fourth fiscal quarter and fiscal year ended September 30, 2010. Results include:

2010 Fiscal Fourth Quarter

  Revenues of $5.4 million, up 32 percent from the 2009 fiscal fourth quarter
  Billings of $6.3 million compared to $4.7 million in the fiscal fourth quarter of 2009, up 34 percent year over year
  GAAP net income of $126 thousand or $0.03 per basic and diluted share compared to a net loss of $(1.0) million or ($0.27) per share in the fiscal fourth quarter of 2009
  Non-GAAP net income of $1.3 million or $0.35 per basic share compared to a loss of $(142) thousand or $(0.04) per share in the fiscal fourth quarter of 2009
  Unearned revenue balance of $6.1 million compared to $5.2 million at June 30, 2010, reflecting increases in the renewal rate of customer support contracts, event billings and hosting services
  Operating expenses of $3.8 million, reduced 6 percent from $4.1 million during the fourth quarter of fiscal 2009
  Services revenue of $2.4 million, up 16 percent from $2.1 million in the fourth quarter of fiscal 2009
  Event services and hosting billings total $1.3 million, up 40 percent from $931 thousand during the fourth quarter of fiscal 2009

2010 Fiscal Year

  Revenues of $20.5 million compared to $18.6 million in 2009
  Billings of $21.3 million compared to $19.2 million in 2009
  Cash provided by operating activities was $593 thousand
  Operating expenses were reduced 9 percent from $16.7 million in 2009 to $15.1 million in 2010
  Services revenue increased 12 percent from $8.8 million in 2009 to $9.8 million in 2010
  GAAP net loss was $(122) thousand or $(0.03) per share compared to a loss of $(2.6) million or $(0.74) per share in 2009
  Non-GAAP net income was $1.7 million or $0.48 per basic share compared to non-GAAP net loss of $(693) thousand or $(0.19) per share in fiscal year 2009

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release. Per share numbers have been adjusted for the 1 for 10 reverse stock split which occurred in November 2009.

Revenues and billings for fiscal 2010 reached their highest level since the divestiture of two business units in 2003. Cash provided by operating activities totaled $593 thousand compared to fiscal 2009 where cash of $1.5 million was used in operating activities. Year over year revenues are up 10 percent, from $18.6 million in fiscal 2009 to $20.5 million in fiscal 2010. Net loss for the fiscal year improved from $(2.6) million in 2009 to $(122) thousand in 2010, and fiscal year end non-GAAP results improved from a loss of $(693) thousand to income of $1.7 million for the same period.

The company increased the balance of unearned revenue by $801 thousand or 15 percent, year over year, to its current level of $6.1 million at September 30, 2010. Of the unearned revenue balance, the company expects to realize $2.2 million in the quarter ending December 31, 2010. Full year 2010 total gross margin was 75 percent.

Total services revenue was $9.8 million, an increase of 12 percent from fiscal 2009 due primarily to a greater number of customer support contracts and billings for hosting and event services. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services. Sonic Foundry Event Services customers are typically corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches.

In fiscal 2010, 70 percent of billings were to preexisting customers compared to 62 percent in fiscal 2009.  This increase typically reflects follow on sales to existing customers as they expand their campus-based lecture capture and content management footprint. Billings to education customers totaled 59 percent of total billings for the fiscal year. Billings to community colleges continue to increase, with fiscal 2010 billings of $1.3 million, almost three times higher than the entire fiscal 2009 result.  Corporate billings for the fiscal year total 29 percent, government billings total 7 percent and international billings total 19 percent.

Recently, the company's Mediasite platform was recognized as the global market leader for lecture capture by Frost & Sullivan in the third consecutive report, and voted best webcasting platform by Streaming Media readers for the fourth consecutive year.

"Webcasting, lecture capture and hybrid events are increasingly becoming a communication mainstay for modern colleges, businesses and government agencies. This quarter also saw breakout performance from our event services business, an area of development that we have focused on these last few years.  Together, the corresponding uptick in growth is reflected through a rapidly building market acceptance for premiere webcasting of knowledge, learning and training," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "Through recent quarters, the company's performance has improved steadily.  For 2011 we will remain focused on customer acquisition, relationship building and further business development, all with an eye on continuing to improve our operating performance."

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2010 third quarter results at 9:00 a.m. CT / 10:00 a.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/fy10. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management's opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Event Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Consolidated Balance Sheets (in thousands, except for share data)
	September 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$ 3,358	$ 2,598
Accounts receivable, net of allowances of $105 and $105	5,038	3,741
Inventories	541	440
Prepaid expenses and other current assets	433	472
Total current assets	9,370	7,251

Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,597	2,545
Furniture and fixtures	461	461
Total property and equipment	4,038	3,986
Less accumulated depreciation and amortization	2,801	2,670
Net property and equipment	1,237	1,316
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $71 and $35	84	30
Total assets	$ 18,267	$ 16,173

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$ -	$ 300
Accounts payable	1,138	636
Accrued liabilities	752	1,047
Unearned revenue	5,486	4,902
Current portion of capital lease obligations	-	24
Current portion of notes payable	552	316
Total current liabilities	7,928	7,225

Long-term portion of unearned revenue	587	370
Long-term portion of notes payable	1,040	557
Other liabilities	85	170
Deferred tax liability	1,490	1,250
Total liabilities	11,130	9,572

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	-	-
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares; 3,650,823 and 3,619,638 shares issued and 3,638,107 and 3,606,922 shares outstanding	37	362
Additional paid-in capital	185,973	184,990
Accumulated deficit	(178,678)	(178,556)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	7,137	6,601
Total liabilities and stockholders' equity	$ 18,267	$ 16,173

Sonic Foundry, Inc. Consolidated Statements of Operations (in thousands, except for share and per share data)
	Years Ended September 30,
	2010	2009
Revenue:
Product	$ 10,477	$ 9,644
Services	9,849	8,813
Other	150	120
Total revenue	20,476	18,577

Cost of revenue:
Product	4,345	3,794
Services	720	537
Total cost of revenue	5,065	4,331
Gross margin	15,411	14,246

Operating expenses:
Selling and marketing	9,506	10,350
General and administrative	2,542	2,910
Product development	3,090	3,464
Total operating expenses	15,138	16,724
Income (loss) from operations	273	(2,478)

Interest expense	(190)	(72)
Other income, net	20	47
Total other expense, net	(170)	(25)
Income (loss) before income taxes	103	(2,503)
Provision for income taxes	(225)	(142)

Net loss	$ (122)	$ (2,645)

Loss per common share:
Basic net loss per common share	$ (0.03)	$ (0.74)
Diluted net loss per common share	$ (0.03)	$ (0.74)

Weighted average common shares – Basic	3,617,423	3,598,040
– Diluted	3,617,423	3,598,040

Non-GAAP Consolidated Statements of Operations (in thousands, except for per share data)
	Fiscal Quarter Ended September 30, 2010			Fiscal Quarter Ended September 30, 2009
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$ 5,439	$ 854	$ 6,293	$ 4,128	$ 575	$ 4,703

Cost of revenue	1,369	—	1,369	1,015	—	1,015

Total Operating expenses	3,834	(259)	3,575	4,065	(232)	3,833

Income (loss) from operations	236	1,113	1,349	(952)	807	(145)

Other expense	(65)	—	(65)	3	—	3
Provision for income taxes	(45)	45	—	(35)	35	—

Net income (loss)	$ 126	$ 1,158	$ 1,284	$ (984)	$ 842	$ (142)

Diluted net income (loss) per common share	$ 0.03	$ 0.32	$ 0.35	$ (0.27)	$ 0.23	$ (0.04)

(1)Adjustments consist of the following:

Billings		$ 854			$ 575
Depreciation and amortization (in G&A)		144			140
Non-cash tax provision		45			35
Stock-based compensation(2)		115			92

Total non-GAAP adjustments		$ 1,158			$ 842

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$ 78			$ 59
General and administrative		8			8
Product development		29			25

Total stock-based compensation		$ 115			$ 92

Non-GAAP Consolidated Statements of Operations (in thousands, except for per share data)
	Fiscal Year Ended September 30, 2010			Fiscal Year Ended September 30, 2009
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$ 20,476	$ 801	$ 21,277	$ 18,577	$ 611	$19,188

Cost of revenue	5,065	—	5,065	4,331	—	4,331

Total Operating expenses	15,138	(837)	14,301	16,724	(1,199)	15,525

Income (loss) from operations	273	1,638	1,911	2,478)	1,810	(668)

Other expense	(170)	—	(170)	(25)	—	(25)
Provision for income taxes	(225)	225	—	(142)	142	—

Net income (loss)	$ (122)	$ 1,863	$ 1,741	$ (2,645)	$ 1,952	$ (693)

Diluted net income (loss) per common share	$ (0.03)	$ 0.51	$ 0.48	$ (0.74)	$ 0.55	$ (0.19)

(1)Adjustments consist of the following:

Billings		$ 801			$ 611
Depreciation and amortization (in G&A)		542			615
Non-cash tax provision		225			142

Stock-based compensation(2)		295			584

Total non-GAAP adjustments		$ 1,863			$ 1,952

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$ 199			$ 375
General and administrative		21			52
Product development		75			157

Total stock-based compensation		$ 295			$ 584

CONTACT:  investors, investor@sonicfoundry.com, or media, tammyk@sonicfoundry.com, both of Sonic Foundry, Inc.